Prospectus

                                  [LOGO] PSEG
                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
               1,432,914 shares of Common Stock without Par Value

                             Enterprise Direct Plan
                (Dividend Reinvestment and Stock Purchase Plan)

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      We hereby offer participation in the Enterprise Direct Plan (Enterprise
Direct or Plan). Enterprise Direct is a direct stock purchase plan designed to promote long-term ownership among investors in our common stock, without par value (Common Stock).

      Under Enterprise Direct:

      o Shareholders who own shares of Common Stock or any of the several series of preferred stock (Preferred Stock) of our subsidiary, Public Service Electric and Gas Company (PSE&G), directly in their name may enroll.

      o Non-shareholders may enroll in the Plan by making an initial investment (Initial Investment) of at least $250. The maximum Initial Investment is $10,000. An enrollment fee (Enrollment Fee) will be deducted from the Initial Investment.

      o All or a portion of dividends from Common Stock or Preferred Stock may automatically be reinvested in additional shares of Common Stock.

      o Once enrolled, Participants may make additional investments (Voluntary Contributions) of $50 or more. The maximum Voluntary Contribution for any single investment date will be $10,000. The maximum annual investment (including the Initial Investment and Voluntary Contributions, but excluding reinvested dividends and shares deposited with Enterprise Direct for safekeeping only) is $125,000.

      o Shareholders who hold Common Stock certificates may deposit them with the Administrator for safekeeping, whether or not they reinvest their dividends.

      o No brokerage commissions will be charged for purchases or reinvestments through the Plan. Participants will be required to pay certain fees in connection with the Plan. See "Service Fees".

      o Any shareholders enrolled or deemed to be enrolled (Participants) may sell shares of Common Stock credited to their accounts through Enterprise Direct. Brokerage commissions, related service charges and any applicable taxes will be deducted from the proceeds of such sales.

      o Participants may have any non-reinvested dividends on shares of Common Stock held in their Enterprise Direct accounts paid by electronic deposit.

      Shares of Common Stock will be purchased under the Plan, at our option, from newly issued shares, shares held in our treasury or shares purchased on the open market by a broker-dealer registered under the Securities Exchange Act of 1934 (Exchange Act) who may be affiliated with the Plan's Administrator, which is acting as an "agent independent" of us and our affiliates, as that term is defined in rules and regulations under the Exchange Act (Independent Agent). However, Common Stock purchased with the Initial Investment by a non-shareholder will be acquired in the open market. All sales of Common Stock under the Plan will be made by an Independent Agent.

      The Common Stock is listed on the New York Stock Exchange under the ticker symbol "PEG." The closing price of the Common Stock on May 10, 2007 was $89.41.

      We have appointed The Bank of New York (BNY) as the Administrator of the Plan.

                  Investing in the Common Stock involves risks.
                    See "Risk Factors" beginning on page 3.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                  The date of this Prospectus is May 11, 2007.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC). In this prospectus, unless the context indicates otherwise, the words and terms PSEG, Company, we, our, ours and us refer to Public Service Enterprise Group Incorporated and its consolidated subsidiaries.

      We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov, as well as at our web site at www.pseg.com. You may read and copy any material on file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

      You may also inspect these documents at the New York Stock Exchange, Inc. (New York Stock Exchange) where certain of our securities are listed.

      The SEC allows us to "incorporate by reference" documents that are filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the information in the documents listed below that has been filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), prior to the termination of this offering of Common Stock.

      o     Our Annual Report on Form 10-K for the year ended December 31, 2006.

      o     Our Quarterly Report on Form 10-Q for the quarter ended March 31,
            2007.

      o Our Current Reports on Form 8-K filed January 3, 2007, January 30, 2007 (only with respect to Item 8.01) and April 20, 2007.

      o The description of Common Stock in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of amending such description.

      You can get a free copy of any of the documents incorporated by reference in this prospectus by making an oral or written request directed to:

                       Vice President - Investor Relations
                            PSEG Services Corporation
                            80 Park Plaza, 6th Floor
                                Newark, NJ 07102
                            Telephone (973) 430-6565

      You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our results of operations, financial condition, business and prospects may change after this prospectus and the prospectus supplement are distributed to you. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the dates on the front of those documents. You should read all information supplementing this prospectus.

  THIS PROSPECTUS CONTAINS THE TEXT OF ENTERPRISE DIRECT IN ITS ENTIRETY AND,
      THEREFORE, SHOULD BE RETAINED BY PARTICIPANTS FOR FUTURE REFERENCE.


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

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

General

      We are a holding company that neither owns nor operates any physical properties. Through our subsidiaries, we are one of the leading providers of energy and energy-related services in the nation. Our operations are primarily in the Northeastern and MidAtlantic United States as well as in other select domestic and international markets. We have four direct, wholly-owned subsidiaries:

      o Public Service Electric and Gas Company (PSE&G), which is an operating public utility company engaged principally in the transmission and distribution of electric energy and gas service in New Jersey;

      o PSEG Power LLC (Power), which is a multi-regional independent electric generation and wholesale energy marketing company;

      o PSEG Energy Holdings L.L.C. (Energy Holdings), which participates nationally and internationally in energy-related lines of business through its subsidiaries; and

      o PSEG Services Corporation (Services), which provides administrative and support services to us and our subsidiaries.

      We are a New Jersey corporation with our principal offices located at 80 Park Plaza, Newark, New Jersey 07102. Our telephone number is (973) 430-7000.

                                  RISK FACTORS

      The following factors should be considered when reviewing our business and are relied upon by us in issuing any forward-looking statements. These factors could affect actual results and cause our results to differ materially from those expressed in any forward-looking statements made by, or on behalf of us. Some or all of these factors may apply to us and our subsidiaries.

Generation operating performance may fall below projected levels and could negatively impact results

      Operating generating stations below expected capacity levels, especially at low-cost nuclear and coal facilities, may result in lost revenues and increased expenses, including replacement power costs. Factors that could cause generating station operations to fall below expected levels include, but are not limited to, the following:

      o breakdown or failure of equipment, processes or management effectiveness;

      o     disruptions in the transmission of electricity;

      o     labor disputes;

      o     fuel supply interruptions or transportation constraints;

      o limitations which may be imposed by environmental or other regulatory requirements;

      o     permit limitations; and

      o operator error or catastrophic events such as fires, earthquakes, explosions, floods, acts of terrorism or other similar occurrences.

      The potential lost revenues and increased expenses could result in a case where sufficient cash may not be available to service debt. In addition, any prolonged operating performance issues could potentially result in an impairment of the value of the affected facility.

Failure to obtain adequate and timely rate relief could negatively impact results

      As a public utility, PSE&G's rates are regulated. These rates are designed to allow PSE&G the opportunity to recover its operating expenses and earn a fair return on its rate base, which primarily consists of its property, plant and equipment. These rates include its electric and gas tariff rates that are subject to regulation by the BPU as well as its transmission rates that are subject to regulation by FERC. PSE&G's base rates are set by the BPU for electric distribution and gas distribution


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

and are effective until the time the BPU approves a base rate change. These base rate cases generally take place when equity returns fall below reasonable levels. Some categories of costs, such as energy costs, are recovered through adjustment charges that are periodically reset to reflect actual costs. If these costs exceed the amount included in PSE&G's adjustment charges, there may be a negative impact on cash flows.

      If PSE&G does not obtain adequate rate treatment on a timely basis in order to meet its operating expenses, there may be a negative impact on earnings and operating cash flows. PSE&G can give no assurances that tariff relief will be timely or sufficient for it to recover its costs and provide a sufficient return for its investors.

      The distribution facilities of Energy Holdings' subsidiary, PSEG Global L.L.C. (Global) are rate-regulated enterprises. Governmental authorities establish rates charged to customers. While these rates are designed to cover all operating costs and provide a return on investment, Energy Holdings can give no assurances that rates will, in the future, be sufficient to cover Global's costs and provide a sufficient return on its investments. In addition, future rates may not be adequate to provide cash flow to pay principal and interest on the debt of Global's subsidiaries and affiliates or to enable its subsidiaries and affiliates to comply with the terms of debt agreements.

Inability to balance energy obligations, available supply and trading risks could negatively impact results

      The revenues generated by the operation of the generating stations are subject to market risks that are beyond our control. Generation output will either be used to satisfy wholesale contract requirements, other bilateral contracts or be sold into other competitive power markets. Participants in the competitive power markets are not guaranteed any specified rate of return on their capital investments through recovery of mandated rates payable by purchasers of electricity.

      Generation revenues and results of operations are dependent upon prevailing market prices for energy, capacity, ancillary services and fuel supply in the markets served.

      Our energy trading and marketing activities frequently involve the establishment of forward sale positions in the wholesale energy markets on long-term and short-term bases. To the extent that we have produced or purchased energy in excess of our contracted obligations, a reduction in market prices could reduce profitability.

      Conversely, to the extent that we have contracted obligations in excess of energy we have produced or purchased, an increase in market prices could reduce profitability.

      If the strategy we utilize to hedge our exposures to these various risks is not effective, we could incur significant losses. Our substantial market positions can also be adversely affected by the level of volatility in the energy markets that, in turn, depends on various factors, including weather in various geographical areas, short-term supply and demand imbalances and pricing differentials at various geographic locations, which cannot be predicted with any certainty.

      Increases in market prices also affect our ability to hedge generation output and fuel requirements as the obligation to post margin increases with increasing prices and, resultingly, could require the maintenance of liquidity resources that would be prohibitively expensive.

Environmental regulations could limit operations

      We are required to comply with numerous statutes, regulations and ordinances relating to the safety and health of employees and the public, the protection of the environment and land use. These statutes, regulations and ordinances are constantly changing. While we believe that we have obtained all material approvals currently required to own and operate our facilities and that approvals will be issued in a timely manner, significant additional costs could be incurred in order to comply with these requirements. In some cases, the cost of compliance could exceed the marginal value of the facility. Failure to comply with environmental statutes, regulations and ordinances could have a material effect on us, including potential civil or criminal liability, the imposition of clean-up liens or fines and expenditures of funds to bring facilities into compliance or possible impairment of the value of the affected facility.

      We can give no assurance that we will be able to:

      o obtain all required environmental approvals not yet received or that may be required in the future;

      o obtain any necessary modifications to existing environmental approvals;

      o maintain compliance with all applicable environmental laws, regulations and approvals; or


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

      o     recover any resulting costs through future sales.

      Delay in obtaining or failure to obtain and maintain in full force and effect any environmental approvals, or delay or failure to satisfy any applicable environmental regulatory requirements, could prevent construction of new facilities, operation of existing facilities or sale of energy from these facilities or could result in significant additional costs.

      Many of our generating facilities are located in the State of New Jersey where environmental programs are generally considered to be more stringent in comparison to similar programs in other states. As such, there may be instances where the facilities located in New Jersey are subject to more stringent and, therefore, more costly pollution control requirements than competitive facilities in other states.

Regulatory issues significantly impact operations and profitability

      Federal, state and local authorities impose substantial regulation and permitting requirements on the electric power generation business. We are required to comply with numerous laws and regulations and to obtain numerous governmental permits in order to operate generation stations. In addition, our energy distribution businesses could be subject to financial penalties if reliability performance standards are not met.

      We can give no assurance that existing regulations will not be revised or reinterpreted, that new laws and regulations will not be adopted or become applicable or that future changes in laws and regulations, including the possibility of reregulation in some deregulated markets, will not have a detrimental effect on our businesses.

      We believe that we have obtained all material energy-related federal, state and local approvals currently required to operate our generation stations and sell energy output. Although not currently required, additional regulatory approvals may be required in the future due to changes in laws and regulations or for other reasons. No assurance can be given that we will be able to obtain any required regulatory approval in the future, or that we will be able to obtain any necessary extensions in receiving any required regulatory approvals.

      We are also subject to pervasive regulation with respect to the operation of nuclear generation stations. This regulation involves testing, evaluation and modification of all aspects of plant operation in light of safety, environmental and personnel management requirements. We must also make continuous demonstrations that plant operations meet applicable requirements. The Nuclear Regulatory Commission has the ultimate authority to determine whether any nuclear generation unit may operate.

      Any failure to obtain or comply with any required regulatory approvals could materially adversely affect our ability to operate generation stations or sell electricity to third parties.

      In addition, there is also a risk to us if states decide to turn away from competition and allow regulated utilities to continue to own or reacquire and operate generating stations in a regulated and potentially uneconomical manner, or to encourage rate-based treatment for the construction of new base-load generating units. This has already occurred in certain states. The lack of consistent rules in markets may negatively impact the competitiveness of our plants.

      Moreover, current rules being developed by regulatory authorities with respect to the access to and construction of transmission and the allocation of costs for such construction may have the effect of altering the level playing field between transmission options and generation options, which could have a competitive impact upon us.

Availability of adequate power transmission facilities could impact operations

      The ability to sell and deliver electric energy products may be adversely impacted and the ability to generate revenues may be limited if:

      o     transmission is disrupted;

      o     transmission capacity is inadequate; or

      o     a region's power transmission infrastructure is inadequate.

Inability to access sufficient capital in the amounts and at the times needed could negatively impact results

      Capital for projects and investments has been provided by internally-generated cash flow, equity issuances and borrowings. Continued access to debt capital from outside sources is required in order to efficiently fund the cash flow needs


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

of our businesses. The ability to arrange financing and the costs of capital depend on numerous factors including, among other things, general economic and market conditions, the availability of credit from banks and other financial institutions, investor confidence, the success of current projects and the quality of new projects.

      The ability to access sufficient capital in the bank and debt capital markets is dependent upon current and future capital structure, performance, financial condition and the availability of capital at a reasonable economic cost. As a result, no assurance can be given that we will be successful in obtaining financing for projects and investments or funding the equity commitments required for such projects and investments in the future.

Counterparty credit risks or a deterioration of credit quality could negatively impact results

      As market prices for energy and fuel fluctuate, our forward energy sale and forward fuel purchase contracts could require substantial collateral requiring us to source additional liquidity during periods when our ability to source such liquidity may be limited. Also, in connection with our energy trading activities, we must meet credit quality standards required by counterparties. Standard industry contracts generally require trading counterparties to maintain investment grade ratings. These same contracts provide reciprocal benefits to us. If we lose our investment grade credit rating, we would have to provide additional collateral in the form of letters of credit or cash, which would significantly impact the energy trading business. This would increase our costs of doing business and limit our ability to successfully conduct energy trading operations.

      We sell generation output through the execution of bilateral contracts. These contracts are subject to credit risk, which relates to the ability of counterparties to meet their contractual obligations. Any failure to perform on the part of these counterparties could have a material impact on our results of operations, cash flows and financial position. As market prices rise above contracted price levels, we are required to post collateral with purchasers. Collateral posting requirements for New Jersey's Basic Generation Service (BGS) contracts, in particular, are one-sided. If market prices fall below BGS contracted price levels for a single contract, power purchasers are not required to post collateral with us. However, such margin positions can be netted against margin due from us in other BGS contracts with the same counterparty.

Substantial competition from well-capitalized participants in the worldwide energy markets could negatively impact results

      Restructuring of worldwide energy markets is creating opportunities for, and substantial competition from, well-capitalized entities that may adversely affect our ability to make investments on favorable terms and achieve growth objectives. Increased competition could contribute to a reduction in prices offered for power and could result in lower returns which may affect our ability to service our outstanding indebtedness, including short-term debt. Some of the competitors include:

      o     merchant generators;

      o     banks, funds and other financial entities;

      o     domestic and multi-national utility generators;

      o     energy marketers;

      o     fuel supply companies; and

      o     affiliates of other industrial companies.

As a holding company, the ability to service debt could be limited

      We are a holding company with no material assets other than the stock or membership interests of our subsidiaries and project affiliates. As such, we depend on our subsidiaries' and project affiliates' cash flow and our access to capital in order to service our indebtedness. Our subsidiaries and project affiliates are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts when due on our debt or to make any funds available to pay such amounts. As a result, our debt will effectively be subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries and project affiliates and our rights, and hence, the rights of our creditors to participate in any distribution of assets of any subsidiary or project affiliate upon its liquidation or reorganization or otherwise, would be subject to the prior claims of that subsidiary's or project affiliate's creditors, except to the extent that our claims as a creditor of such subsidiary or project affiliate may be recognized.


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

      In addition, certain of our subsidiaries' project-related debt agreements generally restrict the subsidiaries' ability to pay dividends, make cash distributions or otherwise transfer funds. These restrictions may include achieving and maintaining financial performance or debt coverage ratios, absence of events of default, or priority in payment of other current or prospective obligations.

Adverse international developments could negatively impact results

      A component of our business is international distribution and generation, primarily in Chile and Peru. The economic and political conditions in certain countries where we have interests present risks that may be different than those found in the U.S. which could affect the value of our investments, cash flows from projects and make it more difficult to obtain non-recourse project refinancing on suitable terms or could impair our ability to enforce our rights under agreements relating to such projects. Such risks include:

      o     expropriation or nationalization of energy assets;

      o     renegotiation or abrogation of existing contracts; and

      o     changes in law or tax policy.

      Operations in foreign countries also present risks associated with currency exchange rates and convertibility, inflation and repatriation of earnings. In some countries, economic and monetary conditions and other factors could affect our ability to convert our cash distributions to U.S. Dollars or other freely convertible currencies, or to move funds offshore from these countries. Furthermore, the central bank of any of these countries may have the authority to suspend, restrict or otherwise impose conditions on foreign exchange transactions or to approve distributions to foreign investors.

Inability to realize tax benefits could negatively impact results

      Through our leveraged lease investments, we acquire an asset by investing equity representing approximately 15% to 20% of the cost of the asset and incurring non-recourse lease debt for the balance. As the owner, we are entitled to depreciate the asset under applicable federal and state tax guidelines and receive income from the tax benefits associated with interest and depreciation deductions with respect to the leased property. Our ability to realize these tax benefits is dependent on operating income generated by other parts of our business. A reduction of operating income could impair our ability to receive such benefits, which would result in a reduction of earnings and cash flows. In addition, during 2006, the Internal Revenue Service (IRS) in its audit of our tax returns proposed to disallow certain deductions associated with some of the leveraged leases which have been designated by the IRS as listed transactions. Any material disallowance of deductions could impact our earnings and ability to service outstanding indebtedness.

Decreases in the value of the pension and other postretirement assets could require additional funding

      Adverse changes in the rates of return or performance of the investments in which our pension and other postretirement trust assets are held could lower the value of the funds and the trust assets. Such a decline in value could result in additional funding obligations to meet the applicable legal and regulatory requirements. To the extent that these additional funding obligations are significant, this could impact our ability to service debt.

Changes in technology may make power generation assets less competitive

      A key element of our business plan is that generating power at central power plants produces electricity at relatively low cost. There are alternative technologies to produce electricity that continue to attract capital for research and development, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing electricity to a level that is competitive with that of most central station electric production. If this were to happen, our market share could be eroded and the value of our power plants could be significantly impaired. Changes in technology could also alter the channels through which retail electric customers buy electricity, which could adversely affect financial results.

Insurance coverages may not be sufficient

      We have insurance for our facilities, including:

      o     all-risk property damage insurance;


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

      o     commercial general public liability insurance;

      o     boiler and machinery coverage;

      o     nuclear liability; and

      o for nuclear generating units, replacement power and business interruption insurance in amounts and with deductibles that management considers appropriate.

      We can give no assurance that this insurance coverage will be available in the future on commercially reasonable terms or that the insurance proceeds received for any loss of or any damage to any of our facilities will be sufficient to fund future payments on debt. Additionally, some properties may not be insured in the event of an act of terrorism.

Recession, acts of war or terrorism could negatively impact results

      The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices and the capital and commodity markets. We cannot predict the impact of any continued economic slowdown, reduced growth rate in energy usage or fluctuating energy prices; however, such impact could have a material adverse effect on our financial condition, results of operations and net cash flows.

      Major industrial facilities, generation plants, fuel storage facilities and transmission and distribution facilities may be targets of terrorist activities that could result in disruption of our ability to produce or distribute some portion of our energy products. Any such disruption could result in a significant decrease in revenues and/or significant additional costs to repair, which could have a material adverse impact on our financial condition, results of operation and cash flows.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus or in the documents or information incorporated by reference or deemed to be incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "anticipate," "intend," "estimate," "believe," "expect," "plan," "hypothetical," "potential," "forecast," "project," and variations of such words and similar expressions are intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following review should not be construed as a complete list of factors that could affect forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements discussed above, factors that could cause results to materially differ from those included in any forward-looking statements include among others, the following:

      o     regulatory issues that significantly impact operations;

      o     ability to obtain satisfactory regulatory results;

      o operating performance or cash flow from investments falling below projected levels;

      o credit, commodity, interest rate, counterparty and other financial market risks;

      o adverse changes in rate regulation and or the inability to obtain adequate and timely rate relief;

      o liquidity and the ability to access capital and credit markets and maintain adequate credit ratings;

      o adverse or unanticipated weather conditions that significantly impact costs and/or operations, including generation;

      o     ability to attract and retain management and other key employees;

      o changes in the electric industry, including changes to regional transmission organizations and power pools;

      o     changes in energy policies and regulation;


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

      o     changes in demand;

      o     inability to meet generation operating performance;

      o inability to maintain nuclear operating performance at projected levels;

      o changes in the number of market participants and the risk profiles of such participants;

      o availability of power transmission facilities that impact the ability to deliver output to customers;

      o     growth in costs and expenses;

      o operating performance or cash flow from investments falling below projected levels;

      o     environmental regulations that significantly impact operations;

      o changes in rates of return on overall debt and equity markets that could adversely impact the value of pension and other post retirement assets and liabilities and the Nuclear Decommissioning Trust Funds;

      o     ability to maintain satisfactory regulatory results;

      o changes in political conditions, recession, acts of war or terrorism;

      o changes in technology that make generation, transmission, and/or distribution assets less competitive;

      o continued availability of insurance coverage at commercially reasonable rates;

      o involvement in lawsuits, including liability claims and commercial disputes;

      o acquisitions, divestitures, mergers, restructurings or strategic initiatives that change PSEG's, PSE&G's, Power's and Energy Holdings' strategy or structure;

      o     business combinations among competitors and major customers;

      o     general economic conditions, including inflation or deflation;

      o     changes in tax laws and regulations;

      o changes to accounting standards or accounting principles generally accepted in the U.S., which may require adjustments to financial statements;

      o ability to recover investments or service debt as a result of any of the risks or uncertainties mentioned herein;

      o     energy transmission constraints or lack thereof;

      o adverse changes in the market for energy, capacity, natural gas, coal, nuclear fuel, emissions credits, congestion credits and other commodity prices, especially during significant price movements for natural gas and power;

      o     surplus of energy capacity and excess supply;

      o substantial competition in the domestic and worldwide energy markets;

      o inability to effectively manage portfolios of electric generation assets, gas supply contracts and electric and gas supply obligations;

      o margin posting requirements, especially during significant price movements for natural gas and power;

      o     availability of fuel and timely transportation at reasonable prices;

      o effects on competitive position of actions involving competitors or major customers;

      o adverse market developments or changes in market rules, including delays or impediments to implementation of reasonable capacity markets;

      o     changes in product or sourcing mix;

      o delays, cost escalations or unsuccessful construction and development;

      o changes in regulation and safety and security measures at nuclear facilities;

      o     changes in political regimes in foreign countries;

      o     international developments negatively impacting business;

      o     changes in foreign currency exchange rates;

      o deterioration in the credit of lessees and their ability to adequately service lease rentals; and

      o ability to realize tax benefits and favorably resolve tax audit claims.

      All of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the securities, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances. The forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference or deemed to be incorporated by reference into this prospectus and any related prospectus supplement are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

                         DESCRIPTION OF THE COMMON STOCK

      The following description summarizes the material terms of our Common Stock. Because this section is a summary, it does not describe every aspect of our Common Stock. For additional information, you should refer to the applicable provisions of the New Jersey Business Corporation Act and our Certificate of Incorporation, as amended (the "Charter") and By-Laws, as amended. Our Charter and By-Laws are exhibits to the registration statement of which this prospectus is a part.

Authorized Common Stock

      Our authorized capital stock consists of one billion shares of Common Stock, without par value.

Common Stock

      General. As of May 10, 2007, 253,626,420 shares of our Common Stock were issued and outstanding. The outstanding shares of our Common Stock are, and any Common Stock offered hereby when issued and paid for will be, fully paid and non-assessable.

      Dividend Rights. Holders of our Common Stock are entitled to such dividends as may be declared from time to time by our board of directors from legally available funds after payment of all amounts owed on any preferred stock that may be outstanding.

      Voting Rights. Holders of our Common Stock are entitled to one vote for each share held by them on all matters presented to shareholders.

      Liquidation Rights. After satisfaction of the preferential liquidation rights of any preferred stock, the holders of our Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

      Redemption Rights. The shares of our Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Transfer Agent and Registrar

      The transfer agent and registrar for our common and preferred stock is The Bank of New York.

                           THE ENTERPRISE DIRECT PLAN

The following constitutes the full text of Enterprise Direct:

Purpose

      Enterprise Direct is a direct stock purchase plan designed to promote long-term ownership among investors in our Common Stock. Participants may purchase shares of Common Stock and reinvest all or a portion of the dividends paid on Common Stock and/or Preferred Stock in shares of Common Stock, without the payment of any brokerage commissions. To the extent, if any, that such shares are purchased directly from us, the Plan will provide Enterprise with additional equity capital.

Administration

      Enterprise Direct is administered by the individual (who may be our employee or an employee of any of our subsidiaries), bank, trust company or other entity (including us or any of our subsidiaries) appointed from time to time by us to act as administrator of the Plan (Administrator).

      The Administrator is responsible for administering the Plan, receiving all cash investments made by Participants, forwarding funds to be used to purchase Common Stock in the open market and sales instructions to the Independent Agent, holding shares of stock acquired under the Plan, maintaining records, sending statements of account to Participants and performing other duties related to the Plan. Under certain circumstances, the Administrator may be an Independent Agent.

      We have appointed The Bank of New York as the Administrator of Enterprise Direct.

Inquiries

      Participants may contact the Administrator by writing to:

            The Bank of New York
            Church Street Station
            P.O. Box 11258
            New York, NY 10286-1258

      By Telephone, Toll Free:

            1-800-242-0813 between 8:00 a.m. and 8:00 p.m. Monday through Friday, Eastern Time;

      - International Calls:

            1-212-815-3700, Company #2832

      - Website:

            www.stockbny.com

      For optional cash investments, sales, transfers, deposits or withdrawals, mail the tear-off portion of your transaction advice or account statement to:

            The Bank of New York
            Investment Services Department/PSEG
            P.O. Box 1958
            Newark, New Jersey 07101-9774

      o For investments via EFT, withdrawals, sales and changes to your investment election you may use the Administrator's website: www.stockbny.com.

      o First-time U.S. users will have to enter their social security number or taxpayer ID and email address when prompted in order to establish a Personal Identification Number ("PIN").

      o First time non-U.S. users will have to enter their account number and email address in order to have a PIN mailed to their address of record.

      o For sales only, you may call BONY's toll-free number 1-800-242-0813 with your request, or 1-212-815-3700 for international calls.

Eligibility

      Any person or entity is eligible to participate in Enterprise Direct provided that (i) such person or entity fulfills the requirements described below under "Enrollment Procedures" and (ii) in the case of foreign investors, participation is limited to shareholders whose participation would not violate local laws and regulations or subject the Plan, the Administrator or us to taxation by or in such jurisdictions.

      Regulations in certain countries may limit or prohibit participation in this type of plan. Therefore, persons residing outside the U.S. who wish to participate in Enterprise Direct should first determine whether they are subject to any governmental regulations prohibiting their participation. Enterprise Direct is not offered to any person in any country where such participation is prohibited or where registration of us, the Administrator or the Common Stock would be required as a condition of such person's participation.

Enrollment Procedures

      Requests for copies of an enrollment and authorization form
(Enrollment/Authorization Form) and this Prospectus should be made to the Administrator at the addresses and telephone numbers listed in "Inquiries," above.

      Shareholders

      Shareholders who hold shares of Common Stock or shares of any series of Preferred Stock directly in their name may join Enterprise Direct by completing the Enrollment/Authorization Form. See "Methods of Investment".

      Non-Shareholders

      Investors may join Enterprise Direct by returning a completed Enrollment/Authorization Form to the Administrator. To enroll, investors must make an Initial Investment of at least $250. The maximum Initial Investment is $10,000. See "Methods of Investment". Non-shareholders will pay a one-time enrollment fee. See "Service Fees." Common Stock purchased with the Initial Investment by a non-shareholder will be purchased in the open market. See "Purchases of Common Stock."

      "Street Name" Holders/Transfer of Shares From a Broker

      Beneficial owners whose shares are registered in the name of a bank, a broker, a trustee or other agent may transfer these shares to an Enterprise Direct account by instructing their agent to register these shares directly in their name. Upon such registration, the shareholder may enroll in Enterprise Direct by returning a completed Enrollment/Authorization Form to the Administrator.

Methods of Investment

      A Participant's total investment cannot exceed $125,000 per calendar year or $10,000 per Voluntary Contribution and must be made in U.S. Dollars. For the purpose of applying the annual limit, all investments during any calendar year (including the Initial Investment and all Voluntary Contributions, but excluding reinvested dividends and shares deposited with Enterprise Direct for safekeeping only) are aggregated. No interest will be paid on amounts held by the Administrator pending investment.

      Direct Investment

      Participants may make investments in Common Stock through Enterprise Direct of at least $250 for an Initial Investment and at least $50 per investment for any Voluntary Contributions (each, a Direct Investment) by mailing a new Enrollment/Authorization Form together with a check as directed on the form. The check must be in U.S. dollars and drawn on a U.S. bank. Do not send cash. Money orders will not be accepted. Funds received by the Administrator at least two business days prior to an Investment Date (as defined in "Investment Dates", below) will be invested on such Investment Date. Funds received less than two business days prior to an Investment Date will be invested on the following Investment Date. Any individual or entity may make Direct Investments on behalf of any Participant or eligible investor as a gift or award.

      A Direct Investment received by the Administrator and not yet used to purchase Common Stock through the Plan will be returned to the Participant as soon as practicable if a written request is received by the Administrator at least five business days prior to the applicable Investment Date. However, no refund of a check will be made until the check has cleared. Accordingly, such refunds may be delayed up to three weeks. No interest will be paid on a Direct Investment that is refunded to the Participant.

      Automatic Investments

      Participants may make Voluntary Contributions through electronic withdrawals of at least $50 from a predesignated account with a U.S. Financial institution (Automatic Investments). To initiate Automatic Investments, Participants must complete and return the Automatic Investment section of the Enrollment/Authorization Form. Automatic Investments will be initiated as promptly as practicable. Once initiated, funds will be drawn on the 25th day of each month, or if such date is not a business day, the deduction will be made on the preceding business day. Participants should allow 4 to 6 weeks for the first Automatic Investment to be initiated or for changes in designated financial institutions or accounts. See "Investment Dates."

      Dividends

      Participants may elect to acquire Common Stock through the Plan by reinvesting all or a portion of dividends paid on Common Stock or Preferred Stock registered in their names by completing an Enrollment/Authorization Form. Participants electing partial reinvestment of dividends must designate the specific number of shares and series of securities (i.e., Common Stock and/or the one or more series of Preferred Stock) on which dividends will be paid in cash or reinvested. Once a Participant elects reinvestment, dividends paid on the specific securities so designated will be reinvested in shares of Common Stock until a different Enrollment/Authorization Form is received. An Enrollment/Authorization Form must be received by the Administrator no later than the first business day of a month in which a dividend is to be paid to be effective with respect to that dividend. The amount reinvested will be reduced by any amount which is required to be withheld under applicable tax or other statutes. See "Income Tax Information."

      If a Participant does not elect to reinvest dividends, or elects partial reinvestment, that portion of the dividends not being reinvested will be sent to the Participant by check or, if the Participant has elected, by electronic direct deposit. See "Direct Deposit of Dividends Not Reinvested". The amount of any such dividends paid will be reduced by any amount which is required to be withheld under applicable tax or other statutes. See "Income Tax Information."

Investment Dates

      Enterprise Direct's "Investment Dates" are as follows:

      (a) For Direct Investments, (i) the 15th day of each calendar month and the last calendar day of the month, or, if such day is not a day on which the financial markets in New York City are open for business, the immediately preceding day on which they are open. No interest will be paid on amounts held by the Administrator pending investment.

      (b) For Automatic Investments, the last calendar day of each month, or, if such day is not a day on which the financial markets in New York City are open for business, the immediately preceding day on which they are open.

      (c) For dividends paid on Common Stock or Preferred Stock which are designated for investment through Enterprise Direct, on each respective dividend payment date.

Purchases of Common Stock

      Common Stock will be purchased by the Independent Agent in the open market or directly from us, at our sole discretion. However, Common Stock purchased with Initial Investment funds for non-shareholders will be acquired only in the open market. Shares purchased from us may be either newly issued shares or shares held in our treasury.

      We may not change our determination regarding the source of the shares (i.e., from us or in the open market) more than once in any 3-month period. At any time that shares of Common Stock are purchased in the open market for Participants, we will not exercise our right to change the source of purchases of Common Stock absent a determination by our Board of Directors or the Finance Committee of our Board of Directors that we have a need to increase equity capital or there is another compelling reason for such change.

      Open market purchases by the Independent Agent may be made on any stock exchange in the United States where the Common Stock is traded, in the over-the-counter market, from Participants who are selling through the Plan or by negotiated transactions on such terms as the Independent Agent, in its sole discretion, may reasonably determine at the time of purchase. Any shares purchased by the Independent Agent from us will be made in accordance with applicable requirements. None of us, the Administrator (unless the Administrator is also the Independent Agent) nor any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be purchased. We will pay all brokerage commissions, related service charges and any applicable taxes incurred by the Independent Agent in connection with the purchase of shares of Common Stock in the open market. For information concerning the potential income tax consequences to the Participant of open market purchases see "Income Tax Information."

      For shares purchased in the open market, the Independent Agent may, at its sole discretion, purchase such shares at any time beginning on the Investment Date and ending on the business day before the next Investment Date. The number of shares (including any fraction of a share) of Common Stock credited to the account of a Participant for a particular Investment Date will be determined by dividing the total amount of dividends, Direct Investments and/or Automatic Investments to be invested for such Participant on such Investment Date by the weighted average price per share of such purchases made for all Participants for such Investment Date.

      Purchases of shares of Common Stock from us, whether newly issued or treasury shares, will be made on the relevant Investment Date at the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape as published for the Investment Date. No brokerage commissions will be incurred on shares acquired directly from us.

      Under Enterprise Direct, a Participant does not have the ability to order the purchase of a specific number of shares, the purchase of shares at a specified price or a particular date of purchase, as may be done with purchases through a broker.

      The Independent Agent may commingle each Participant's funds with those of other Participants for the purpose of executing purchase and sale transactions.

Sales of Common Stock

      A Participant may sell any or all full shares of Common Stock in the Participant's account without terminating participation in Enterprise Direct by delivering a request acceptable to the Administrator. See "Administration." Any remaining full shares and fraction of a share will remain in the Participant's account. Under Enterprise Direct, a Participant does not have the ability to sell shares at a specific price or on a particular date, as may be done with sales through a broker.

      A request to have the check for the proceeds of the sale of Plan shares issued in a name other than the account name of record will be honored only after the requirements for the transfer of stock have been met. See "Gift/Transfer of Shares."

HOW CAN I SELL MY SHARES?

      You may instruct the Administrator to sell some or all shares held in your Plan account by one of the following methods:

Sale Orders via IVR System

      You may instruct the Administrator to sell some or all of your Plan shares by placing a sale order via the Interactive Voice Response ("IVR") system. To place a sale order, contact the Administrator, toll-free, at 1-800-242-0813. Simply enter your social security number or taxpayer ID at the prompt and select the menu option for sales and follow the instructions provided. For security purposes, you will be asked to enter your account number.

Sale Orders via Internet

      You may instruct the Administrator to sell some or all of your Plan shares by placing a sale order via the Internet. To place a sale order, you will first need to request a PIN by visiting the Administrator's website at www.stockbny.com (see page 11 "Inquiries").

Sale Orders via Mail

      You may instruct the Administrator to sell some or all of your Plan shares by completing and signing the tear-off portion of your account statement and mailing the instructions to the Administrator. If there is more than one name or owner on the Plan account, all Participants must sign the tear-off portion of the account statement.

HOW ARE SHARES SOLD?

      As with purchases, the Administrator aggregates all requests to sell shares and then sells the total shares on the open market. Sales are made through an Independent Agent who will receive brokerage commissions. Normally, the shares will be sold on the New York Stock Exchange, where our Common Stock trades.

      Sales are made at least once a week. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The fee in connection with the sale of shares is $10.00 plus brokerage fees and commissions. The selling price will not be known until the sale is complete. The price per share sold will reflect the per share fee, and shall always be the average weighted price for all shares sold for the Plan on the trade date or dates less the per share transaction fee.

      A check for the proceeds of the sale of shares, less applicable taxes and transaction fees, will normally be mailed to you by first class mail within two
(2) business days after the final trade settlement date.

      Sales will be made by the Independent Agent as soon as practicable after receipt of such request by the Administrator. Subject to applicable regulations, the Independent Agent shall have sole discretion as to all matters relating to such sales, including determining the number of shares, if any, to be sold on any day or at any time of that day, the prices received for such shares, the markets on which such sales are made and the person (including other brokers and dealers) from or through whom such sales are made. The proceeds from the sale, less any fees charged by us and brokerage fees, related service charges and any applicable taxes paid by the Independent Agent, will be remitted to the Participant by the Administrator. A service fee will be charged for such sales.

      See "Service Fees."

      A request to sell shares of Common Stock in a Participant's account is irrevocable when made. The price received by the independent agent for the account of the Participant will necessarily be dependent on market conditions in effect at the time of the sale. The market price of shares of Common Stock may fluctuate up or down between the time the Participant requests such sale and the time such shares are actually sold by the Independent Agent. No liability for any such change in market price in connection with any such sale is or has been assumed by us, the Administrator or the Independent Agent.

Changing Plan Options

      Participants may change their Enterprise Direct options at any time by delivering a new Enrollment/Authorization Form or other instructions to that effect to the Administrator. Any such instructions must be received by the Administrator no later than the first business day of a month in which a dividend is to be paid to be effective for that dividend. In addition, for changes involving Automatic Investments, an Enrollment/Authorization Form indicating such change must be received by the Administrator no later than ten business days prior to the Investment Date upon which the change is to become effective.

Withdrawal from Enterprise Direct

      Participants may withdraw from Enterprise Direct by giving written notice to the Administrator. Upon withdrawal, the Administrator will maintain all shares of Common Stock held in the Participant's account in book-entry form, unless the Participant requests that the Administrator either (i) send a certificate for the number of whole shares held in the Enterprise Direct account and a check for the value of any fractional shares (based on 100% of the then current market price of the Common Stock at the time such shares are sold, less applicable fees, brokerage commissions, related service charges and any applicable taxes); or (ii) sell all shares in the Enterprise Direct account as described under "Sales of Common Stock." Thereafter, dividends will be paid in cash unless the shareholder rejoins Enterprise Direct.

      Certificates will be issued upon withdrawal in the name or names in which the account is maintained, unless otherwise instructed. See "Gift/Transfer of Shares." No certificates will be issued for a fractional share.

      All notices of withdrawal will be processed by the Administrator and any uninvested funds will be returned to the withdrawing Participant as soon as practicable, without interest. If a notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate dividend check will be mailed to the Participant as soon as practicable following the dividend payment date.

Safekeeping

      Both Participants and non-Participants may deposit some or all of their Common Stock certificates with the Administrator for safekeeping. Shares deposited will be credited to the individual's account as maintained by the Administrator. By using Enterprise Direct's safekeeping service, shareholders no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates. Shareholders using this service who are not Enterprise Direct Participants will receive dividends in cash until they enroll in Enterprise Direct. Shares held in safekeeping may be sold or transferred as described in "Sales of Common Stock" and "Gift/Transfer of Shares."

      To deposit certificates with Enterprise Direct's safekeeping service, shareholders should send their certificates by registered and insured mail to the Administrator with written instructions to deposit such shares. The certificates should not be endorsed and the assignment section should not be completed. All certificates deposited for safekeeping will be cancelled and a book-entry account established for the shareholder.

Direct Deposit of Dividends Not Reinvested

      Participants and non-Participants who elect not to reinvest all dividends on shares of Common Stock and Preferred Stock may receive non-reinvested dividends by electronic deposit to their accounts at predesignated U.S. financial institutions on the applicable dividend payment date. To receive direct deposit of funds, Participants and non-Participants must obtain from the Administrator a direct deposit authorization form ("Direct Deposit Form") and complete, sign and return it to the Administrator. Direct deposit of funds will become effective as promptly as practicable after receipt of a completed Direct Deposit Form. Changes in designated direct deposit accounts may be made by delivering a new Direct Deposit Form to the Administrator.

      Dividends on shares of Common Stock and Preferred Stock not designated for reinvestment and not directly deposited will be paid by check on the applicable dividend payment date.

Gift/Transfer of Shares

      Shareholders may transfer the ownership of some or all of their Enterprise Direct shares or shares of Common Stock held in safekeeping by contacting the Administrator and complying with its requirements for the transfer of stock then in effect. See "Inquiries". Shares may be transferred to new or existing shareholders.

Service Fees

Enrollment Fee for Non-Shareholders...................................... $10.00
(Deducted from the Initial Investment)

Sales and Termination Fee Per Transaction................................ $10.00
(Plus brokerage commissions, related service charges and any applicable taxes incurred by the Independent Agent in connection with such sale)

Fee for Each Returned Check or Rejected Automatic Investment............. $35.00
  In the event that a Participant's optional cash investment check or EFT is returned unpaid for any reason, the Participant will be charged a $35.00 return fee. Further, BNY will immediately remove from the Participant's account shares that were purchased in anticipation of the collection of such funds plus the return fee. These shares will be sold to recover any uncollected funds and the return fee. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, BNY reserves the right to sell such additional shares from any of the Participant's accounts maintained by BNY as may be necessary to recover in full the uncollected balance plus the return fee. The sale of such shares may, in some cases, yield an amount greater than that required to recover in full the uncollected balance plus the return fee. If this occurs, only amounts in excess of $1.00 will be remitted to the Participant.

Fee for Account Research................................................. $25.00
(Per hour; one hour minimum)

      We reserve the right at any time to change these fees or to charge Participants (including those who do not reinvest dividends) other fees, including but not limited to administrative, set-up and handling fees. Notices of such future changes or additional fees will be sent to Participants at least 30 days prior to their effective date.

      The Administrator will deduct the applicable fees and any other charges from proceeds due from a sale, funds received for investment or the payment of dividends. Any brokerage fees or commissions paid by us on behalf of a Participant to purchase shares of Common Stock under Enterprise Direct will be reported to the Internal Revenue Service ("IRS") as income to the Participant. See "Income Tax Information." At present, we estimate that brokerage fees and commissions will not exceed $0.10 per share. We do not control the amount or the timing of changes to brokerage fees and commissions. Therefore, no notice of increases in brokerage fees and commissions will be provided.

Reports To Participants

      Participants will be provided quarterly statements listing all transactions in the Participant's account for the calendar year through that quarter at their last known address as shown on the Administrator's records. In addition, Participants will be provided a monthly confirmation statement for each month in which a Voluntary Contribution is made. Quarterly statements provide cost basis information which is necessary for tax reporting after the sale of Common Stock and should be retained by the Participant.

Stock Splits; Stock Dividends; Rights Offerings

      Only dividends payable in cash may be reinvested under the Plan. In the event dividends are paid in shares of Common Stock, or if shares of Common Stock are distributed in connection with any stock split or similar transaction, each Participant's account will be adjusted to reflect the receipt of shares of Common Stock so paid or distributed. In the event of a rights offering, rights will be issued and mailed directly to the Participant for the number of whole shares only and rights based on a fraction of a share held in the Participant's account will be sold and the net proceeds will be applied as a Direct Investment to purchase shares of Common Stock under the Plan on the next Investment Date.

Rights of Participants

      All Common Stock purchased and/or held in a Participant's account will be held in a nominee name and administered by the Administrator, as custodian. Cash held for a Participant's account pending investment will be held in a segregated account and will not be commingled with our or the Administrator's funds (although funds held for Participants will be commingled with funds held for other Participants). Participants will be provided all reports distributed to our shareholders, as well as proxy materials, including a proxy covering all Common Stock held in the Participant's account, relating to any annual or special meeting of our shareholders at the last address for the Participant shown on the Administrator's records. Common Stock held in a Participant's account will be voted as and to the extent specified by the Participant. If a proxy with respect to the Common Stock held in a Participant's account is not received by the Administrator prior to the fifth day before a shareholder meeting, the Administrator will vote the shares held in the Participant's account in accordance with the recommendations of our management.

Responsibility of the Administrator and Us; Indemnification

      Neither we nor the Administrator can assure a profit or protect against a loss on shares purchased under Enterprise Direct. The establishment and maintenance of Enterprise Direct by us does not constitute an assurance with respect to either the value of Common Stock or whether we will continue to pay dividends on Common Stock or at what rate.

      Neither we nor the Administrator will be liable for any losses or liability howsoever incurred by Participants arising from, related to or in connection with the administration of the Plan or the Administrator's actions or non-actions with respect to the Plan (including by way of example and not by way of limitation any losses or claim of liability arising from (i) the failure to terminate a Participant's account, sell shares in the Plan or invest optional cash investments or dividends without prior receipt of proper documentation and instructions; (ii) the prices at which shares are purchased or sold for the Participant's account, the timing of such purchases and sales, and the fluctuation of prices of the shares (a) between the receipt of cash or dividends for investment and such investment, (b) between the receipt of instructions to sell and such sale and (c) after the purchase and sale of shares, and (iii) the transfer of shares from Participant's account to a broker pursuant to the Profile Program of The

Depositary Trust Company) except for such losses and liabilities caused by the Administrator's negligence or willful misconduct. In no event shall the Administrator be liable for special, consequential or punitive damages or losses due to forces beyond its control (including by way of example and not by way of limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware services)).

                MODIFICATION OR TERMINATION OF ENTERPRISE DIRECT

      We may modify or terminate Enterprise Direct at any time with or without prior notice and, in such event, Participants will be so notified. The Administrator also reserves the right to change any administrative procedures of Enterprise Direct.

Interpretation of Enterprise Direct

      We and the Administrator may, in our absolute discretion, interpret and regulate Enterprise Direct as deemed necessary or desirable in connection with the operation of Enterprise Direct and resolve questions or ambiguities concerning the various provisions of Enterprise Direct.

Governing Law

      Enterprise Direct shall be governed by and construed in accordance with the laws of the State of New Jersey.

Termination of Participation

      If a Participant does not have at least one whole share of Common Stock credited to the Participant's account under Enterprise Direct, or does not own any Common or Preferred Stock for which dividends are designated for reinvestment pursuant to Enterprise Direct, the Participant's participation in Enterprise Direct may be terminated by us upon written notice to the Participant. Additionally, we may terminate any Participant's participation in Enterprise Direct after sending written notice to such Participant at the address appearing on the Administrator's records. A Participant whose participation has been terminated will receive (i) a certificate for all of the whole shares of Common Stock credited to the Participant's account in Enterprise Direct, (ii) any dividends and cash investments credited to the Participant's account and (iii) a check for the cash value of any fraction of a share of Common Stock credited to the Participant's account. Such fraction of a share shall be valued at the weighted average price per share of the aggregate number of shares sold by the Independent Agent on the day such fraction of a share is sold.

                             INCOME TAX INFORMATION

      We believe that the following is an accurate summary (as of the date of this Prospectus) of the U.S. federal income tax consequences generally applicable to Participants in Enterprise Direct who are taxed on their dividend income.

      For U.S. federal income tax purposes, dividends invested in our Common Stock under Enterprise Direct are taxable to the same extent and in the same manner as the dividends received from us in cash. Therefore, taxable Participants cannot avoid federal income taxes by participating in Enterprise Direct. Further, brokerage commissions paid by us for open market purchase of shares on a Participant's behalf are also treated as taxable dividends for this purpose. Annual informational returns sent to the IRS and to Participants, where required, will reflect all dividends declared on their Common Stock, whether or not invested under Enterprise Direct, and any related brokerage commissions.

      A Participant's income tax basis in shares acquired under Enterprise Direct will equal the price at which the shares are credited to the Participant's account by the Administrator and will be increased by any brokerage commissions incurred by us in purchasing the shares on the open market.

      This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdictions, nor does it address all tax considerations applicable to a Participant's particular circumstances. Further, certain Participants, such as tax-exempt entities (e.g., pension plans and IRAs) and foreign shareholders may be exempt from U.S. federal income tax on their dividend income. Accordingly, Participants are urged to discuss participation in Enterprise Direct with their tax advisors before enrolling.

      In the case of Participants in Enterprise Direct whose dividends are subject to U.S. back-up withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld.

      In the case of foreign shareholders whose dividends are subject to U.S. tax withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required obtaining a reduction in the U.S. withholding tax will be the responsibility of the foreign shareholder.

                                 USE OF PROCEEDS

      We will receive proceeds from the purchase of Common Stock pursuant to Enterprise Direct only to the extent that any such purchases are made directly from us and not in open market purchases by the Administrator. Proceeds received by us from such purchases will be used for general corporate purposes.

                              PLAN OF DISTRIBUTION

      Common Stock offered pursuant to Enterprise Direct will be purchased in the open market or, at our option, directly from us. Participants will be required to pay certain fees in connection with Enterprise Direct. See "Service Fees" for a description of the fees charged by Enterprise Direct. All other costs related to the administration of Enterprise Direct will be paid by us.

                                  LEGAL MATTERS

      The legality of the Common Stock covered hereby has been passed upon for us by James T. Foran, Esq., our Associate General Counsel and General Corporate Counsel of Services. Mr. Foran is an officer but not a Director, of us and Services and owns shares of Common Stock.

                                     EXPERTS

      The consolidated financial statements and the related consolidated financial statement schedule incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, and management's report on the effectiveness of internal control over financial reporting, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include an explanatory paragraph referring to our adoption of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and other Postretirement Plans, on December 31, 2006, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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      No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of enterprise since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS

                                                                            PAGE

Where You Can Find More Information .......................................    2
Public Service Enterprise Group Incorporated ..............................    3
General ...................................................................    3
Risk Factors ..............................................................    3
Forward-Looking Statements ................................................    8
Description of the Common Stock ...........................................   10
The Enterprise Direct Plan ................................................   11
Purpose ...................................................................   11
Administration ............................................................   11
Inquiries .................................................................   11
Eligibility ...............................................................   12
Enrollment Procedures .....................................................   12
  Shareholders ............................................................   12
  Non-shareholders ........................................................   12
  "Street Name" Holders/Transfer of Shares from a Broker ..................   12
Methods of Investment .....................................................   12
  Direct Investment .......................................................   12
  Automatic Investments ...................................................   13
  Dividends ...............................................................   13
Investment Dates ..........................................................   13
Purchases of Common Stock .................................................   13
Sales of Common Stock .....................................................   14
Changing Plan Options .....................................................   15
Withdrawal from Enterprise Direct .........................................   15
Safekeeping ...............................................................   16
Direct Deposit of Dividends Not Reinvested ................................   16
Gift/Transfer of Shares ...................................................   16
Service Fees ..............................................................   16
Reports to Participants ...................................................   17
Stock Splits; Stock Dividends; Rights Offerings ...........................   17
Rights of Participants ....................................................   17
Responsibility of the Administrator and Us; Indemnification ...............   17
Modification or Termination of Enterprise Direct ..........................   18
  Interpretation of Enterprise Direct .....................................   18
  Governing Law ...........................................................   18
  Termination of Participation ............................................   18
Income Tax Information ....................................................   18
Use of Proceeds ...........................................................   19
Plan of Distribution ......................................................   19
Legal Matters .............................................................   19
Experts ...................................................................   19

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                                  [LOGO] PSEG

                                 Public Service
                                Enterprise Group
                                  Incorporated


                              Enterprise Direct(SM)


                           (Dividend Reinvestment And
                              Stock Purchase Plan)


                                  May 11, 2007


                                   Prospectus

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